Exhibit 99.1

24/7 Real Media

FOR IMMEDIATE RELEASE

24/7 REAL MEDIA AGREES TO ACQUIRE REAL MEDIA KOREA,

A LEADING INTERACTIVE MARKETING FIRM IN SOUTH KOREA
Acquisition Will Establish 24/7 Real Media as a
Leading Provider of Internet Marketing Solutions in Asia

NEW YORK — December 17, 2003 — 24/7 Real Media, Inc. (Nasdaq: TFSM), the only gateway to the total spectrum of interactive marketing and technology solutions for online marketers and publishers, today announced a definitive agreement to acquire privately held Real Media Korea Ltd. (“RMK”).

Real Media Korea, founded in 1998 and based in Seoul, Korea, is a leader in interactive marketing in the Republic of South Korea.  RMK sells advertising on behalf of Web sites, representing many of the most heavily visited Web sites and working with most of the leading online advertisers in its marketplace.  RMK also sells and supports 24/7 Real Media’s Open AdSystem™ suite of Internet ad delivery, analytics, and management products.

The acquisition gives 24/7 Real Media a leadership position in the South Korean marketplace as the first step in its expansion into Asia.  With approximately 26.3 million Internet users, South Korea is one of the largest online populations in the Asia-Pacific region and in the world. Additionally, according to the International Telecommunication Union, South Korea leads all nations worldwide in terms of broadband penetration, with 94% of all Internet subscribers having access to a fast connection.  International Data Corp. recently projected that online advertising in the Asia-Pacific region will grow more than 400% by 2007, with South Korea one of the nations leading this increase.

RMK earned an operating profit in each of the past two years and is expected to generate approximately $11 million in revenue and approximately $1.0 million in operating profit for 2003 on a U.S. GAAP basis.  Pursuant to the agreement, 24/7 Real Media has agreed to acquire the 91.3% of the outstanding shares of RMK it does not already own for approximately $5 million in cash and approximately 10.7 million shares of 24/7 Real Media, Inc. common stock, valued at approximately $16 million.  The acquisition is expected to be immediately accretive to 24/7 Real Media’s earnings.

“We have worked closely with Jae Woo Chung and his team for several years as they developed RMK into the leading interactive business in South Korea,” said David J. Moore, 24/7 Real Media’s chairman and CEO.  “We look forward to working with RMK to bring the next-generation of 24/7’s products and services to South Korea, including our Insight XE™ Web analytics tool, our Open Advertiser™ ad serving solution for agencies, and our 24/7 Search™ suite of search engine marketing tools and services.”

Mr. Moore further stated, “RMK has an impressive record of growth and profitability, an outstanding reputation, and an experienced management team.  Together, 24/7 and RMK will cement a leading position in South Korea, and commence expansion throughout Asia.”

Jae Woo Chung, president of RMK adds, “Real Media Korea has profited from the unwavering support it has received from 24/7 Real Media.  We are delighted to join forces with 24/7 Real Media because it shares our commitment to providing a comprehensive suite of online marketing solutions, and we see significant opportunity to leverage our leadership position in South Korea throughout Asia by becoming part of a global leader in Internet advertising.”

Post closing, Mr. Chung will continue as President of Real Media Korea and assume additional responsibilities for 24/7 Real Media’s global operations in Asia.  It is anticipated that the transaction will be completed within 30 days of this announcement, subject to the satisfaction of certain closing conditions, primarily the receipt of regulatory approvals in South Korea.

24/7 Real Media will provide further details of this acquisition during a conference call it plans to host at the close of the transaction.

877.247.2477     WWW.247REALMEDIA.COM

About 24/7 Real Media, Inc.

24/7 Real Media is the only gateway to the total spectrum of interactive marketing and technology. With expertise in all facets of interactive media, 24/7 Real Media is the starting point for both publishers and marketers, enabling both to maximize customer relationships and revenue. Products and services include Internet ad serving, Web analytics, search engine optimization, online media representation and integrated marketing solutions designed to specifically address client goals and objectives. The company is headquartered in New York, with offices in other major U.S. cities, Europe and Canada. For more information, please visit www.247realmedia.com.

About Real Media Korea Co., Ltd.

Real Media Korea is a leader in interactive marketing in the Republic of South Korea.  RMK sells advertising on behalf of Web sites, representing several of the largest Web sites, and working with the leading online advertisers.  RMK also sells and supports 24/7 Real Media’s Open AdSystem™ suite of Internet ad delivery and management products. For more information, please visit www.realmedia.co.kr.

Caution concerning forward-looking statements

This news release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are naturally subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein because of changes in economic, business, competitive and/or regulatory factors. More detailed information about those factors is set forth in our filings with the Securities and Exchange Commission. In addition, the following factors, among others, could cause actual results to differ materially from those described herein: enhanced competition, the potential for impairment of relationships with employees or major customers, loss of faith in Internet advertising, international risks, and other economic, business, competitive and/or regulatory factors affecting the businesses of 24/7 Real Media. All information in this release is current as of December 17, 2003. The Company is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements as a result of new information, future events or otherwise.

For more information, please contact:

Investor Relations

Media Relations

Trúc N. Nguyen	Stan Froelich
VP, Investor Relations	VP, Media Relations
Stern & Co.	Stern & Co.
Telephone: 212-888-0044	Telephone: 212-888-0044
Email: tnguyen@sternco.com	Email: sfroelich@sternco.com

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